Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 ® Index (ticker “SPX”) Pricing date: February 23, 2022 Valuation date: February 23, 2024 Maturity date: February 28, 2024 Digital return amount: At least $122.50 per security*. You will receive the digital return amount only if the final underlying value is greater than or equal to the initial underlying value. Final barrier value: 70% of the initial underlying value CUSIP / ISIN: 17330ACP5 / US17330ACP57 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at Maturity: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the digital return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 2 , 2022 * The actual digital return amount will be determined on the pricing date. ** The hypotheticals assume that the digital return amount will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Barrier Digital Securities Linked to the S&P 500 ® Index Hypothetical Payment at Maturity** Hypothetical Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 50.00% 12.25% $1,122.50 12.25% 12.25% $1,122.50 C 12.25% 12.25% $1,122.50 0.00% 12.25% $1,122.50 B - 5.00% 0.00% $1,000.00 - 30.00% 0.00% $1,000.00 A - 30.01% - 30.01% $699.90 - 75.00% - 75.00% $250.00 - 100.00% - 100.00% $0.00 *The examples above assume that the digital return amount will be set at the lowest value indicated herein. The actual digital return amount will be determined on the pricing date. $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities B A D C

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has depreciated from the initial underlying value to the final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • Your potential return on the securities is limited. Your potential return on the securities at maturity is limited to the digital return. Your return on the securities will not exceed the digital return, even if the underlying appreciates by significantly more than the digital return. If the underlying appreciates by more than the digital return, the securities will underperform an alternative investment providing 1 - to - 1 exposure to the performance of the underlying. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.